Exhibit 99.3
CAPITAL BANK CORPORATION
INCENTIVE STOCK OPTION AGREEMENT

GRANTED TO	GRANT DATE	NUMBER OF SHARES GRANTED	VESTING SCHEDULE**
			Vesting Date	Shares

	EXPIRATION DATE*	PRICE PER SHARE

* See 3, 5, 6 and 7 below
** Fractional shares carried over to succeeding exercise period

THIS INCENTIVE STOCK OPTION AGREEMENT is made as of the _____day of __________, 20___, by and between Capital Bank Corporation (the "Corporation") and the individual specified above, an employee of the Corporation or any subsidiary of the Corporation (the "Participant").

The Corporation desires to carry out the purposes of its Equity Incentive Plan (the "Plan"), which is incorporated herein by reference, by affording the Participant an opportunity to purchase shares of the Corporation's common stock (the "Common Stock"), as provided in this Agreement. The option granted hereunder is intended to qualify as an "Incentive Stock Option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, and for other good and valuable consideration, the Corporation and the Participant hereby agree as follows:

1.           Grant of Option. The Corporation, by this Agreement, irrevocably grants to the Participant the right and option (the "Option") to purchase the number of shares of Common Stock specified above (such number being subject to adjustment as provided in paragraph 8 of this Agreement) on the terms and conditions set forth in this Agreement.

2.           Purchase Price. The purchase price of the shares of the Common Stock covered by this Option shall be the price specified above per share, said purchase price not being less than the fair market value of the Common Stock at the time this Option is granted.

3.           Term and Vesting of Option.

(a)          Term. The term of the Option shall be for a period of ten (10) years from the date of this Agreement, subject to earlier termination as provided in paragraphs 5, 6 and 7 of this Agreement. Except as otherwise provided in this Agreement, the Option may be exercised in whole or part at any time during its term. Except as provided in paragraphs 5, 6 and 7 of this Agreement, the Option may not be exercised at any time unless the Participant has maintained a continuous employment relationship with the Corporation from the date of this Agreement to the date of the exercise of the Option. The Participant shall not have any of the rights of a shareholder with respect to the shares of Common Stock covered by the Option until such shares shall be issued to him or her upon the due exercise of the Option and payment of the purchase price.

(b)          Vesting. Except as otherwise provided in this Agreement, the Option shall become exercisable with respect to the number of shares stated above as of each applicable vesting date. Notwithstanding the foregoing, the Option will become fully vested and exercisable upon a Change in Control as provided in the Plan.

4.           Non-Transferability. The Option shall not be transferable otherwise than by will or the laws of descent and distribution, and during the lifetime of the Participant, may only be exercised by the Participant or his or her duly appointed legal representative. More particularly, but without limiting the generality of the foregoing, the Option may not be assigned, transferred (except as provided above), pledged, or hypothecated in any way, shall not be assignable by operation of law, and shall not be subject to execution, attachment, or similar processes. Any attempted assignment, transfer, pledge, hypothecation, or other distribution of the Option contrary to the provisions of this Agreement and the levy of any execution, attachment, or similar process upon the Option shall be null and void and without effect.

5.           Termination of Relationship with the Corporation. In the event of any termination of the Participant's employment relationship with the Corporation that is either (a) for cause, or (b) voluntary on the part of the Participant and without the written consent of the Corporation, the Option shall (except to the extent exercised before termination of the Participant's relationship with the Corporation) immediately terminate. For purposes of this Agreement, the term "for cause" means (a) criminal conviction for fraud, embezzlement, misappropriation or the like, (b) misconduct involving moral turpitude, or (c) a failure to perform the Participant's duties faithfully, diligently, competently, and to the best of his or her ability for reasons other than serious physical disability or other incapacity, as determined in the sole discretion of the committee appointed to administer the Plan by the board of directors of the Corporation (the "Committee"). Retirement in accordance with the Corporation's normal retirement policies or termination of employment in the event of disability, as determined in the sole discretion of the Committee, shall not be deemed to be voluntary on the part of the Participant.

In the event the Participant's relationship with the Corporation otherwise terminates (except by reason of his or her disability or death) the Participant may exercise the Option at any time within three (3) months after such termination to the extent of the number of shares purchasable by him or her on the date of termination, but in no event more than ten (10) years after the date of this Agreement. So long as the Participant shall continue to be an employee of the Corporation, the Option shall not be affected by any change in the Participant's duties or position.

6.           Disability of Participant. If the event of any termination of the Participant's employment relationship with the Corporation by reason of the Participant's disability (as determined by the Committee in its sole discretion), the Participant may exercise the Option at any time within one (1) year after such termination to the extent of the number of shares purchasable by him or her on the date of termination, but in no event more than ten (10) years after the date of this Agreement.

7.           Death of Participant. If the Participant shall die while an employee of the Corporation or shall die within the three-month period following termination of his relationship with the Corporation (except termination for cause or voluntary termination by the Participant without the written consent of the Corporation) the Option may be exercised (to the extent the Participant is entitled to do so at his death) by any legatee of the Option under the Participant's will, by the Participant's personal representative, or by any distributee of the Option at any time within one (1) year after the Participant's death, but in no event more than ten (10) years after the date of this Agreement.

8.           Changes in Capital Structure. If all or any portion of the Option shall be exercised after any stock dividend, split-up, recapitalization, merger, consolidation, combination, or exchange of shares, separation, reorganization, or liquidation occurring after the date of this Agreement, as a result of which shares of any class shall be issued in respect of outstanding shares of Common Stock, or shares of Common Stock shall be changed into the same or a different number of shares of the same or another class or classes, the person who exercises the Option shall receive, for the aggregate price paid upon such exercise, the aggregate number and class of shares which, if shares of Common Stock (as authorized at the date of this Agreement) had been purchased by the person as of the date of this Agreement for the same aggregate price (on the basis of the price per share set forth in paragraph 2) and had not been disposed of, such person would be holding, at the time of such exercise, as a result of such purchase, and all such dividends, split-ups, recapitalization, mergers, consolidations, combinations, or exchanges of shares, separations, reorganizations, or liquidations; provided, however, (a) that no fractional shares shall be issued upon any such exercise, and the aggregate price paid shall be appropriately reduced to account for any fractional share not issued, and (b) that no adjustment shall be made for cash dividends or the issuance to stockholders of rights to subscribe for additional shares and other securities.

9.           Method of Exercising Option. Subject to the terms and conditions of this Agreement and the Plan, the Option may be exercised by giving written notice to the Corporation. Such notice shall state the election to exercise the Option and the number of shares with respect to which it is being exercised and shall be signed by the person who shall exercise the Option. (In the event that the Option shall be exercised pursuant to paragraph 7 of this Agreement by any person other than the Participant, the notice shall be accompanied by appropriate proof of the right of such person to exercise the Option). Such notice shall be accompanied by payment of the full purchase price of such shares. Subject to approval by the Corporation, the purchase price may be paid in whole or in part in cash or by surrendering shares of Common Stock or by surrendering the Option to the Corporation. If shares or options are used to pay all or part of the purchase price, the cash and any shares or options surrendered must have a fair market value (determined as of the day preceding the date of exercise) that is not less than the purchase price for the number of shares for which the Option is being exercised. The shares as to which the Option shall have been so exercised shall be registered in the name of the person who shall exercise the Option and a certificate evidencing such shares shall be delivered to the person who shall exercise the Option on his or her written order. All shares that shall be purchased in the exercise of the Option shall be fully paid and nonassessable.

As a condition to the issuance of the shares as to which the Option shall be exercised, the Participant authorizes the Corporation to withhold from any regular cash compensation payable to the Participant any taxes required to be withheld by the Corporation under federal, North Carolina, or other local law as a result of the exercise of the Option; provided, however, if the Corporation so requests, the person who shall exercise the Option shall in the alternative remit to the Corporation at the time of any exercise of the Option any taxes required to be withheld by the Corporation under federal, North Carolina, or other local law as a result of the exercise of the Option.

10.           General. The Corporation shall make available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Agreement. The exercise of the Option shall be subject to the condition that if at any time the Corporation shall determine in its discretion that (a) the listing upon any securities exchange or the registration or qualification under any state or federal law of any shares of Common Stock otherwise deliverable upon such exercise, or (b) the consent or approval of any regulatory body is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of shares of Common Stock pursuant to such exercise, then in any such event, such exercise shall not be effected or obtained free of any conditions not acceptable to the Corporation.

11.           Severability and Governing Law. If any provision of this Agreement or its application to any circumstances is deemed invalid or unenforceable, the remainder of this Agreement and the application of such provision to other circumstances shall not be affected. This Agreement shall not be effective until executed by a duly authorized representative of the Corporation, and shall be governed by and construed in accordance with the laws of the State of North Carolina.

12.           Notices. Any notices provided for under this Agreement shall be in writing and shall be delivered in person to the party to be notified or sent by certified mail. Notices sent to the Corporation shall be addressed to Capital Bank Corporation, 333 Fayetteville Street, Suite 700, Raleigh, North Carolina 27601, Attention: Nancy A. Snow. Notices sent to the Participant shall be addressed to the Participant at his address as it appears in the Corporation's records.

13.           Entire Agreement. This Agreement constitutes the entire agreement between the Corporation and the Participant with respect to the subject matter of this Agreement. No waiver, modification, or amendment of any of the terms or conditions of this Agreement shall be effective unless set forth in a writing signed by the Corporation and the Participant.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its duly authorized officer, and the Participant has set his hand and seal to this Option Agreement, all as of the day and year first above written.

ATTEST:	CAPITAL BANK CORPORATION

By:
Secretary	Chief Executive Officer

[CORPORATE SEAL]

PARTICIPANT

Signature